NEWS RELEASE

FOR IMMEDIATE RELEASE

Synalloy Corporation Announces Third Quarter Results

Spartanburg, South Carolina, October 21, 2003 . . . Synalloy Corporation (Nasdaq:SYNL), a producer of specialty chemicals, dyes and pigments, stainless steel pipe, vessels and process equipment, announces net income of $4,000 or $.00 per share for the third quarter compared to net income of $42,000 or $.01 per share for the same period last year.

Chemicals Group

Sales in the Colors Segment increased 72% and 15% for the quarter and year to date, respectively, from the same periods last year reflecting the impact of acquiring certain assets of Rite Industries, Inc. ("Rite") on July 23, 2003. Without the addition of Rite's sales, revenues in the segment would have decreased 20% and 15% for the quarter and year to date, respectively, from the same periods last year reflecting the continued decline in the textile industry. Although the Segment incurred an operating loss for the quarter, management estimates that about $350,000 of non-recurring costs have been incurred transitioning the operations acquired from Rite into the existing Colors business. The Segment has been reimbursing Rite for part of its operating costs at its plant in High Point, North Carolina where it continues to blend and ship dyes for the Segment. By the end of October, production in High Point should be discontinued and the blending operation installed in the Segment's Spartanburg plant should become fully operational. At that time the Segment should begin to experience the anticipated benefits expected from the acquisition.

Specialty Chemicals Segment sales and operating income declined 2% and 37% for the third quarter from the same period last year, respectively. However, for the nine months, sales and operating income increased 6% and 53% before write-down, from last year's amounts, respectively. The Spartanburg location experienced a significant increase in sales for May, June and July of 2003 from the timing of several contract campaigns accounting for significant increases in sales and profitability for the second quarter of 2003 over the same period last year. In 2002, similar campaigns ran more heavily in the third quarter, causing the declines in sales and profits for the quarter compared to the third quarter of last year. Management believes that there continues to be sufficient demand within this Segment's business to provide the opportunity for it to operate profitably for the fourth quarter, but there can be no assurance that this will occur.

Metals Segment

Dollar sales increased 4% for the quarter and 8% for the year from the same periods a year earlier as a result of 14% and 21% higher average selling prices partially offset by 9% and 11% lower unit volumes for the quarter and year to date, respectively. The increase in selling prices resulted primarily from a change in product mix to a higher percentage of higher margin large diameter pipe, which led to the significant improvement in operating income, continuing a trend that began in the second quarter. Cost reductions implemented in the third quarter of last year also contributed to the profit improvement. While commodity pipe generated operating income for the quarter and first nine months of 2003, piping systems continued to struggle incurring losses for the quarter and year to date. Piping systems' backlog continues to hold at a better than average level declining $1,000,000 from the 2003 second quarter ending amount of $6,400,000. However, due to the customers' scheduling requirements for our material, it was unable to get a sufficient amount of work in the shop from the backlog to enable piping systems to operate profitably for the quarter. Surcharges paid on stainless steel raw materials continued to increase during the quarter and were approximately 100% higher at the quarter-end from last year's third quarter-end. The Segment was able to pass through most of these cost increases, which also accounted for part of the increase in selling prices.

Market conditions continue to be very competitive and sales activity for commodity pipe continues to be sporadic, consistent with current conditions in the construction industry. While we continue to be encouraged by commodity pipe's results, the poor performance by piping systems coupled with current conditions in the construction sector, provide an element of uncertainty to the performance of this Segment for the fourth quarter.

Other Items

Included in other income for the third quarter of 2003 is $150,000 of non-recurring income and $119,000 in dividend income received from the Company's life insurance policies. A write-down was recorded in the second quarter of 2002 which is reflected in the last year's year-to-date numbers. Impairment assessments were performed in the second quarter of 2002 on the plant and equipment located at Spartanburg, S.C. and goodwill. The assessments resulted in the recording at the end of the second quarter of 2002 of a $2,267,000 impairment loss on the plant and equipment, $1,786,000 related to the Colors Group and $481,000 to the Specialty Chemicals Group. The assessments also resulted in the write-off of $362,000 of goodwill, $201,000 in the Metals Segment and $161,000 in the Colors Group, which was recorded as a restatement in the first quarter of 2002 reflecting the cumulative effect of a change in accounting principle. No similar impairment of goodwill was deemed necessary in 2003. An inventory charge of $2,471,000 was also recorded in the second quarter of 2002, $1,800,000 for the Colors Group and $671,000 for the Metals Segment. Finally, a $97,000 environmental charge was accrued in the second quarter of 2002 for the Colors Group. A complete explanation of these charges is included in the Company's 2002 Annual Report on Form 10-K.

For more information about Synalloy Corporation, please visit our web site at www.synalloy.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The statements contained in this release that are not historical facts may be forward looking statements. The forward looking statements are subject to certain risks and uncertainties, including without limitation those identified below, which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. The following factors could cause actual results to differ materially from historical results or those anticipated; adverse economic conditions, the impact of competitive products and pricing, product demand and acceptance risks, raw material and other increased costs, customer delays or difficulties in the production of products, and other risks detailed from time to time in Synalloy's Securities and Exchange Commission filings. The preliminary earnings shown herein are forward looking statements and are subject to change for any adjustments resulting from the auditing process. Synalloy Corporation assumes no obligation to update the information included in this release.

Contact: Greg Bowie at (864) 585-3605

SYNALLOY CORPORATION COMPARATIVE ANALYSIS

	Three Months Ended		Nine Months Ended
	Sep 27, 2003	Sep 28, 2002	Sep 27, 2003	Sep 28, 2002
	--------------------	--------------------	--------------------	--------------------

Net sales	$25,851,000	$21,958,000	$70,304,000	$64,394,000

Operating (loss) income before
asset write-downs	$(39,000)	$246,000	$189,000	$(1,755,000)
Write-down of plant & equipment
and inventory	-	-	-	(4,835,000)
	-----------------	-----------------	-----------------	-----------------

Operating (loss) income	(39,000)	246,000	189,000	(6,590,000)

Gain on sale of assets	-	-	-	(66,000)
Interest expense	225,000	182,000	707,000	613,000
Other (income) expense	(269,000)	-	(283,000)	2,000
	-----------------	-----------------	-----------------	-----------------

Income (loss) before income taxes	5,000	64,000	(235,000)	(7,139,000)

Provision (benefit) for income taxes	1,000	22,000	(86,000)	(2,514,000)
	-----------------	-----------------	-----------------	-----------------
Net income (loss) before
write-down of goodwill	4,000	42,000	(149,000)	(4,625,000)

Write-down of goodwill, net of tax	-	-	-	235,000
	-----------------	-----------------	-----------------	-----------------

Net income (loss)	$4,000	$42,000	$(149,000)	$(4,860,000)
	=========	=========	=========	=========

Net income (loss) per common share:
Before write-down of goodwill	$ -	$.01	($.02)	($.78)
Write-down of goodwill	-	-	-	( .04)
	------	------	------	------
Net income (loss)	$.00	$.01	($.02)	($.81)
	====	====	====	====

Average diluted shares outstanding	6,018,509	5,964,304	5,972,454	5,964,304
	=========	=========	=========	=========

Average basic shares outstanding	5,988,755	5,964,304	5,972,454	5,964,304
	=========	=========	=========	=========

SEGMENT INFORMATION
	Three Months Ended		Nine Months Ended
	Sep 27, 2003	Sep 28, 2002	Sep 27, 2003	Sep 28, 2002
	--------------	--------------	--------------	-------------
Chemicals Group
Net sales
Colors Segment	$8,535,000	$4,966,000	$17,447,000	$15,174,000
Specialty Chemicals Segment	5,778,000	5,870,000	18,330,000	17,370,000
	-----------------	-----------------	-----------------	-----------------
Group net sales	$14,313,000	$10,836,000	$35,777,000	$32,544,000

Operating (loss) income
Colors Segment (1)(2)	$(365,000)	$77,000	$(466,000)	$(687,000)
Write-down of plant &
equipment and Inventory	-	-	-	(3,683,000)
Minority interest	73,000	-	73,000	-
	-----------------	-----------------	-----------------	-----------------
Segment operating (loss) income	(292,000)	77,000	(393,000)	(4,370,000)

Specialty Chemicals Segment (1)	224,000	357,000	712,000	466,000
Plant & equipment write-down	-	-	-	(481,000)
	-----------------	-----------------	-----------------	-----------------
Segment operating income (loss)	224,000	357,000	712,000	(15,000)

Chemicals Group (1)	(68,000)	434,000	319,000	(221,000)
Asset write-downs	-	-	-	(4,164,000)
Minority interest	73,000	-	73,000	-
	-----------------	-----------------	-----------------	-----------------
Group operating (loss) income	$(68,000)	$434,000	$319,000	$(4,385,000)
	=========	=========	=========	=========

Metals Segment
Net sales	$11,538,000	$11,122,000	$34,527,000	$31,850,000

Operating income (loss) (1)	$221,000	$8,000	$536,000	$(854,000)
Write-down of inventory	-	-	-	(671,000)
	-----------------	-----------------	-----------------	-----------------
Segment operating income (loss)	$221,000	$8,000	$536,000	$(1,525,000)
	=========	=========	=========	=========

Combined operating income (loss)	$153,000	$442,000	$855,000	$(5,910,000)

Unallocated expenses
Corporate expenses	192,000	196,000	666,000	680,000
Gain on sale of assets	-	-	-	(66,000)
Interest expense	225,000	182,000	707,000	613,000
Other (income) expense	(269,000)	-	(283,000)	2,000
	-----------------	-----------------	-----------------	-----------------

Income (loss) before taxes	$5,000	$64,000	$(235,000)	$(7,139,000)
	=========	=========	=========	=========

(1) Before write-downs of inventory, plant and equipment.
(2) Before minority interest

	Sep 27, 2003	Dec 28, 2002
	---------------------	---------------------
Balance Sheet
Assets
Cash and sundry current assets	$892,000	$2,412,000
Accounts receivable, net	16,500,000	11,425,000
Inventories	21,919,000	19,754,000
Total current assets	39,311,000	33,591,000
Property, plant and equipment, net	19,871,000	21,206,000
Other assets	5,165,000	5,169,000
Total assets	$64,347,000	$59,966,000
	=========	=========

Liabilities and shareholders' equity
Notes payable	$-	3,863,000
Accounts payable and accrued expenses	12,072,000	9,669,000
	-----------------	-----------------
Total current liabilities	12,072,000	13,532,000
Long-term debt, less current portion	16,504,000	10,000,000
Other long-term liabilities and minority interest	1,943,000	2,560,000
Shareholders' equity	33,828,000	33,874,000
	-----------------	-----------------
Total liabilities & shareholders' equity	$64,347,000	$59,966,000
	=========	=========

Backlog-Piping Systems & Process Equipment	$5,400,000	$8,300,000
	=========	=========